Exhibit 10.1

2008 Equity Incentive Program

Executive Officer	Nonqualified Stock Option Award
Caren L. Mason
President and Chief Executive Officer	97,085

Thomas J. Foley
Chief Technology Officer	28,908

Scot M. McLeod
Senior Vice President, Operations	33,275

John M. Radak
Chief Financial Officer	53,950

Richard Tarbox, III
Senior Vice President, Corporate Development Officer	46,407